Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Limelight Networks, Inc.
We have audited the accompanying consolidated balance sheets of Limelight Networks, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Limelight Networks, Inc. at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.
Also, the Company has restated previously issued financial statements as of December 31, 2006 and for the year then ended to correct for errors as described in Note 1 to the consolidated financial statements.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 17, 2007,
   except for Note 16 and the impact of
   the restatement described
   in Note1 as to which the
   date is
October 25, 2007

Limelight Networks, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,		March 31,
	2005	2006	2007
			(Unaudited)
		(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$1,536	$7,611	$12,749
Accounts receivable, net of reserves of $328, $1,204 and $1,213 at December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively	4,273	17,526	14,851
Income taxes receivable	—	2,980	2,670
Deferred income taxes	157	362	445
Prepaid expenses and other current assets	940	3,011	4,820

Total current assets	6,906	31,490	35,535
Property and equipment, net	11,986	41,784	42,535
Investment in marketable securities	355	285	142
Deferred income taxes	—	106	548
Other assets	336	759	878

Total assets	$19,583	$74,424	$79,638

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,138	$6,419	$8,167
Accounts payable, related parties	362	781	782
Line of credit	1,000	—	—
Notes payable to related party, current portion	195	—	—
Credit facilities, current portion	1,950	2,938	4,261
Capital lease obligations, current portion	289	245	91
Other current liabilities	1,799	6,511	6,827

Total current liabilities	8,733	16,894	20,128
Credit facilities, less current portion (net of discount of $71, $424 and $383 at December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively)	8,606	20,456	20,674
Capital lease obligations, less current portion	203	5	—
Other long-term liabilities	30	30	30
Deferred income taxes	188	—	—

Total liabilities	17,760	37,385	40,832
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 6,921 shares authorized; 6,921 shares issued and outstanding at December 31, 2005, 5,070 shares issued and outstanding at December 31, 2006 and March 31, 2007 (unaudited), (liquidation preference: $733 at December 31, 2006 and March 31, 2007 (unaudited))	7	5	5
Series B convertible preferred stock, $0.001 par value; 43,050 shares authorized; 39,870 shares issued and outstanding at December 31, 2006 and March 31, 2007 (unaudited) (liquidation preference: $260,000 at December 31, 2006 and March 31, 2007 (unaudited))	—	40	40
Common stock, $0.001 par value; 120,150 authorized; 35,114, 21,832 and 21,993 shares issued and outstanding at December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively	35	22	22
Additional paid-in capital	3,284	41,803	47,560
Deferred share-based compensation	(91)	—	—
Accumulated other comprehensive loss	(71)	(113)	(198)
Accumulated deficit	(1,341)	(4,718)	(8,623)

Total stockholders’ equity	1,823	37,039	38,806

Total liabilities and stockholders’ equity	$19,583	$74,424	$79,638

See accompanying notes.

Limelight Networks, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

				Three Months Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Revenue	$11,192	$21,303	$65,243	$10,838	$23,353
Cost of revenue:
Cost of services	4,834	9,037	25,662	3,807	9,809
Depreciation — network	775	2,851	10,316	1,473	4,688

Total cost of revenue	5,609	11,888	35,978	5,280	14,497

Gross margin	5,583	9,415	29,265	5,558	8,856
Operating expenses:
General and administrative	2,147	4,107	18,388	1,571	7,637
Sales and marketing	2,078	3,078	6,841	1,034	3,018
Research and development	231	462	3,151	321	1,285
Depreciation and amortization	69	100	226	28	137

Total operating expenses	4,525	7,747	28,606	2,954	12,077

Operating income (loss)	1,058	1,668	659	2,604	(3,221)
Other income (expense):
Interest expense	(189)	(955)	(1,828)	(505)	(573)
Interest income	1	—	208	—	89
Other income (expense)	(48)	(16)	175	—	—

Total other income (expense)	(236)	(971)	(1,445)	(505)	(484)

Income (loss) before income taxes	822	697	(786)	2,099	(3,705)
Income tax expense	306	300	2,591	829	200

Net income (loss)	$516	$397	$(3,377)	$1,270	$(3,905)

Net income (loss) allocable to common stockholders	$351	$240	$(3,377)	$1,038	$(3,905)

Net income (loss) per common share — basic	$0.01	$0.01	$(0.13)	$0.03	$(0.18)

Net income (loss) per common share — diluted	$0.01	$0.01	$(0.13)	$0.02	$(0.18)

Weighted average common shares — basic	34,687	34,737	25,597	35,188	21,945

Weighted average common shares — diluted	38,420	40,526	25,597	42,951	21,945

See accompanying notes.

Limelight Networks, Inc.
Consolidated Statements of Stockholders’ Equity
(In thousands, except per share data)

									Accumulated
							Additional	Deferred	Other
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Paid-In	Share-Based	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Loss	Deficit	Total
Balance at December 31, 2003	3,460	$3	—	$—	34,619	$35	$2,413	$(23)	$—	$(2,254)	$174
Net income	—	—	—	—	—	—	—	—	—	516	516
Issuance of Series A preferred stock	3,461	4	—	—	—	—	496	—	—	—	500
Issuance of common stock	—	—	—	—	69	—	13	—	—	—	13
Value of warrants issued	—	—	—	—	—	—	22	—	—	—	22
Share-based compensation	—	—	—	—	—	—	7	7	—	—	14

Balance at December 31, 2004	6,921	7	—	—	34,688	35	2,951	(16)	—	(1,738)	1,239
Net income	—	—	—	—	—	—	—	—	—	397	397
Unrealized losses on investments, net of tax of $47	—	—	—	—	—	—	—	—	(71)	—	(71)

Comprehensive income											326
Exercise of common stock options	—	—	—	—	295	—	43	—	—	—	43
Exercise of common stock warrants	—	—	—	—	131	—	35	—	—	—	35
Tax benefit from share-based compensation	—	—	—	—	—	—	9	—	—	—	9
Value of warrants issued	—	—	—	—	—	—	77	—	—	—	77
Share-based compensation	—	—			—	—	169	(75)	—	—	94

Balance at December 31, 2005	6,921	7	—	—	35,114	35	3,284	(91)	(71)	(1,341)	1,823
Net loss (restated)	—	—	—	—		—	—	—	—	(3,377)	(3,377)
Unrealized losses on investments, net of tax of $28	—	—	—	—	—	—	—	—	(42)	—	(42)

Comprehensive loss, (restated)											(3,419)
Reclassification due to the adoption of SFAS No. 123R	—	—	—	—	—	—	(91)	91	—	—	—
Issuance of Series B preferred stock net of offering costs of $3,683	—	—	39,870	40	—	—	126,276	—	—	—	126,316
Conversion of Series A preferred stock to common stock	(1,851)	(2)	—	—	1,851	2	—	—	—	—	—
Exercise of common stock options	—	—	—	—	5,240	5	1,027	—	—	—	1,032
Exercise of unvested common stock options	—	—	—	—	3,241	3	(3)	—	—	—	—
Exercise of common stock warrants	—	—	—	—	5,861	6	1,048	—	—	—	1,054
Issuance of restricted common stock	—	—	—	—	1,845	2	(2)	—	—	—	—
Vesting of restricted common stock (restated)	—	—	—	—	—	—	2,055	—	—	—	2,055
Vesting of early exercised stock options	—	—	—	—	—	—	254	—	—	—	254
Value of warrants issued	—	—	—	—	—	—	496	—	—	—	496
Tax benefit from share based compensation	—	—	—	—	—	—	1,627	—	—	—	1,627
Escrow funds returned from share repurchase	—	—	—	—	—	—	729	—	—	—	729
Repurchase of common stock	—	—	—	—	(31,320)	(31)	(102,090)	—	—	—	(102,121)
Share-based compensation (restated)	—	—	—	—	—	—	7,193	—	—	—	7,193

Balance at December 31, 2006 (restated)	5,070	5	39,870	40	21,832	22	41,803	—	(113)	(4,718)	37,039
Net loss (restated) (unaudited)	—	—	—	—	—	—	—	—	—	(3,905)	(3,905)

Unrealized loss on investments, net of tax of $58 (unaudited)	—	—	—	—	—	—	—	—	(85)	—	(85)

Comprehensive loss (restated) (unaudited)	—	—	—	—	—	—	—	—	—	—	(3,990)
Exercise of common stock options (unaudited)	—	—	—	—	63	—	17	—	—	—	17
Exercise of common stock warrants (unaudited)	—	—	—	—	98	—	14	—	—	—	14

Vesting of restricted common stock (restated) (unaudited)	—	—	—	—	—	—	911	—	—	—	911

Vesting of early exercised stock options (unaudited)	—	—	—	—	—	—	334	—	—	—	334

Tax benefit from share-based compensation (unaudited)	—	—	—	—	—	—	23	—	—	—	23
Escrow funds returned from share repurchase (unaudited)	—	—	—	—	—	—	298	—	—	—	298
Share-based compensation,(restated) (unaudited)	—	—	—	—	—	—	4,160	—	—	—	4,160

Balance at March 31, 2007 (restated) (unaudited)	5,070	$5	39,870	$40	21,993	$22	$47,560	$—	$(198)	$(8,623)	$38,806

See accompanying notes.

Limelight Networks, Inc.
Consolidated Statements of Cash Flows
(In thousands)

				Three Months Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(Unaudited)
			(Restated)		(Restated)
Operating activities
Net income (loss)	$516	$397	$(3,377)	$1,270	$(3,905)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	844	2,951	10,542	1,502	4,824
Share-based compensation	14	94	9,248	112	5,071
Deferred income tax expense (benefit)	250	(125)	(471)	(80)	(467)
Accounts receivable charges	312	293	1,162	—	677
Accretion of debt discount	22	6	143	36	41
Gain on sale of property and equipment	(2)	—	(175)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,189)	(3,677)	(14,415)	(2,582)	1,998
Prepaid expenses and other assets	(201)	(707)	(2,071)	(363)	(1,809)
Income taxes receivable	—	—	(2,980)	80	310
Other assets	(132)	(153)	(423)	(109)	(119)
Accounts payable	625	2,064	3,725	(417)	(732)
Accounts payable, related parties	359	3	419	(362)	1
Other current liabilities	187	1,301	4,966	1,225	650
Other long term liabilities	—	30	—	—	—

Net cash provided by operating activities	1,605	2,477	6,293	312	6,540

Investing activities
Purchase of property and equipment	(2,620)	(10,852)	(40,609)	(3,470)	(3,095)
Proceeds from the sale of property and equipment	123	—	—	—	—

Net cash used in investing activities	(2,497)	(10,852)	(40,609)	(3,470)	(3,095)

Financing activities
Borrowings on credit facilities	32,873	8,769	32,873	4,040	—
Payments on credit facilities	(31,319)	(642)	(19,682)	(171)	—
Borrowings on line of credit	—	1,000	—	—	1,500
Payments on line of credit	—	—	(1,000)	—	—
Payments on capital lease obligations	(261)	(34)	(242)	(20)	(159)
Borrowings on notes payable — related parties	—	659	—	—	—
Payments on notes payable — related parties	(475)	(464)	(195)	(195)	—
Escrow funds returned from share repurchase	—	—	729	—	298
Tax benefit from share-based compensation	—	9	1,627	—	23
Net proceeds from common stock issuances	13	78	2,086	45	31
Net proceeds from preferred stock issuances	500	—	126,316	—	—
Repurchase of common stock	—	—	(102,121)	—	—

Net cash provided by financing activities	1,331	9,375	40,391	3,699	1,693

Net increase in cash and cash equivalents	439	1,000	6,075	541	5,138
Cash and cash equivalents, beginning of year	97	536	1,536	1,536	7,611

Cash and cash equivalents, end of year	$536	$1,536	$7,611	$2,077	$12,749

Supplement disclosure of cash flow information
Cash paid during the year for interest	$118	$634	$1,143	$409	$534

Cash paid during the year for income taxes	$67	$—	$4,805	$390	$335

See accompanying notes.

Limelight Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006
1. Restatement of Previously Issued Financial Statements
Restatement of Previously Issued Financial Statements
     Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2006 and the three month period ended March 31, 2007 (unaudited) the Company’s management identified certain errors in those financial statements. The Company conducted an internal review and discovered one customer had been under-billed for CDN services for a 15-month period extending back to July 2006. The amended billings to this customer, which have since been billed and collected, resulted in increased revenue of approximately $1.6 million, with approximately $0.9 million related to the year ended December 31, 2006 and approximately $0.5 million related to the three month period ended March 31, 2007.
     During the course of implementing a stock option administration system, the Company determined it had incorrectly valued and accounted for certain stock option and restricted stock grants. The result of this error was to increase aggregate stock compensation expense by approximately $0.4 million and to change the periods in which the related expense will be recognized. Correcting these errors resulted in increasing previously reported stock-based compensation expense by $0.1 million related to the year ended December 31, 2006 and reducing previously reported stock-based compensation expense $0.5 million related to the three months ended March 31, 2007.
     The Company also became aware that it had previously reported net income allocable to common stockholders incorrectly. The Company had not computed the net income (loss) allocable to common stockholders in accordance with EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128. The Company made an error related to the computation of the preference dividend which favorably impacted the net income available for common stockholders. Further, an error in the computation of the hypothetical dividend adversely impacted the net income available to common stockholders. The result of these errors was an increase in net income allocable to stockholders of $34,000 and $55,000 for the years ended December 31, 2004 and 2005, respectively, and a decrease in net income allocable to stockholders of $207,000 for the three month period ended March 31, 2006. There was no impact on the year ended December 31, 2006 given that this treatment is antidilutive in overall loss periods.
     The Company has also made an adjustment to interest expense as it relates to the amortization of a debt discount relating to warrants issued to a bank under the Company’s Equipment Facility. The adjustment resulted in increasing previously reported interest expense by $46,000 related to the year ended December 31, 2006 and decreasing interest expense by $12,000 related to the three month period ended March 31, 2007.
     The tax effect of these adjustments to the extent they had an income tax impact was based upon the effective tax rate calculation performed using the estimated operating results at that time for the entire year adjusted for the impact of the restatement on the projection for the year.
     The Company has herein restated its previously issued consolidated financial statements as of and for the year ended December 31, 2006 and the three month period ended March 31, 2007 to reflect these adjustments.
     The following table presents the impact of the adjustments on the previously-reported consolidated balance sheets for the year ended December 31, 2006 and the three month period ended March 31, 2007 (unaudited) (in thousands):
Consolidated Balance Sheet

			Three Months Ended
	Year Ended December 31, 2006		March 31, 2007
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
			(unaudited)
Assets
Accounts receivable, net	$16,626	$17,526	$13,474	$14,851
Income taxes receivable	3,317	2,980	3,202	2,670
Deferred income taxes	—	—	1,273	445
Total current assets	30,927	31,490	35,518	35,535
Deferred income taxes	173	106	50	548
Total assets	73,928	74,424	79,123	79,638

			Three Months Ended
	Year Ended December 31, 2006		March 31, 2007
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
			(unaudited)
Liabilities
Credit facilities, long-term portion, net	20,410	20,456	20,640	20,674
Total liabilities	37,339	37,385	40,798	40,832
Stockholders’ equity
Additional paid-in capital	41,689	41,803	47,945	47,560
Accumulated deficit	(5,054)	(4,718)	(9,489)	(8,623)
Total stockholders’ equity	36,589	37,039	38,325	38,806
Total liabilities and stockholders’ equity	73,928	74,424	79,123	79,638
     The following table presents the impact of the adjustments on the previously-reported consolidated statements of operations for the year ended December 31, 2006 the three month period ended March 31, 2007 (unaudited) (in thousands, except per share data):
Consolidated Statement of Operations

			Three Months Ended
	Year Ended December 31, 2006		March 31, 2007
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
			(unaudited)

Revenue	$64,343	$65,243	$22,876	$23,353
Gross margin	28,365	29,265	8,379	8,856
Operating expenses:
General and administrative	18,274	18,388	8,136	7,637
Total operating expenses	28,492	28,606	12,576	12,077
Operating (loss) income	(127)	659	(4,197)	(3,221)
Other income (expense)
Interest expense	(1,782)	(1,828)	(585)	(573)
Total other income (expense)	(1,399)	(1,445)	(496)	(484)
Loss before income taxes	(1,526)	(786)	(4,693)	(3,705)
Income tax expense (benefit)	2,187	2,591	(258)	200
Net loss	(3,713)	(3,377)	(4,435)	(3,905)
Net loss allocable to common stockholders	(3,713)	(3,377)	(4,435)	(3,905)
Net loss per common share — basic	(0.15)	(0.13)	(0.20)	(0.18)
Net loss per common share — diluted	(0.15)	(0.13)	(0.20)	(0.18)
Weighted average common shares- basic	25,592	25,597	21,886	21,945
Weighted average common shares- diluted	25,592	25,597	21,886	21,945

     For the years ended December 31, 2004 and 2005, the effects of the Company restating net income allocable to common shareholders in accordance with EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, is presented below (in thousands, except per share data):
Consolidated Statement of Operations

	Years Ended December 31,
	2004	2004	2005	2005
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Net income allocable to common stockholders	$317	$351	$185	$240
Net income per common share — basic	$0.01	$0.01	$0.01	$0.01
Net income per common share — diluted	$0.01	$0.01	$0.00	$0.01
     For the three month periods ended March 31, 2006 and June 30, 2006, respectively, the effects of the Company restating net income allocable to common shareholders in accordance with EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, is presented below (in thousands, except per share data):
Consolidated Statement of Operations

	For the Three Month Period Ended
	March 31,		June 30,
	2006	2006	2006	2006
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
	(unaudited)		(unaudited)

Net income allocable to common stockholders	$1,245	$1,038	$1,722	$1,417
Net income per common share — basic	$0.04	$0.03	$0.05	$0.04
Net income per common share — diluted	$0.03	$0.02	$0.04	$0.04

     The following table presents the impact of the adjustments on the previously-reported consolidated statements of cash flows for the year ended December 31, 2006 and the three months ended March 31, 2007 (unaudited) (in thousands):
Consolidated Statement of Cash Flows

			Three Months Ended
	Year Ended December 31, 2006		March 31, 2007
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
			(unaudited)

Net loss	$(3,713)	$(3,377)	$(4,435)	$(3,905)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	9,134	9,248	5,570	5,071
Deferred income tax benefit	(538)	(471)	(731)	(467)
Accretion of debt discount	97	143	53	41
Changes in operating assets and liabilities
Accounts receivable	(13,515)	(14,415)	2,475	1,998
Income taxes receivable	(3,317)	(2,980)	116	310
2. Organization and Summary of Significant Accounting Policies and Use of Estimates
Organization
     Limelight Networks, Inc. (the “Company”) is a provider of high-performance content delivery network services. The Company delivers content for traditional and emerging media companies, or content providers, including businesses operating in the television, music, radio, newspaper, magazine, movie, videogame and software industries. The Company has operated in the Phoenix metropolitan area since 2001 and elsewhere throughout the United States since 2003. The Company began international operations in 2004. The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are wholly owned. All significant intercompany transactions have been eliminated.
Unaudited Financial Information
     The accompanying unaudited interim consolidated balance sheet at March 31, 2007 (restated), the consolidated statements of operations for the three month periods ended March 31, 2006 (restated) and March 31, 2007 (restated), the consolidated statements of cash flows for the three month periods ended March 31, 2006 and March 31, 2007, and the consolidated statement of stockholders’ equity for the three month period ended March 31, 2007 (restated) are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position at March 31, 2007 and its results of operations and its cash flows for the three months ended March 31, 2006 and 2007. The results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.
Revenue Recognition
     The Company recognizes service revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, and the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility of the resulting receivable is reasonably assured.
     At the inception of a customer contract for service, the Company makes an assessment as to that customer’s ability to pay for the services provided. If the Company subsequently determines that collection from the customer is not reasonably assured, the Company records an allowance for doubtful accounts and bad debt expense for all of that customer’s unpaid invoices and ceases recognizing revenue for continued services provided until cash is received.
     The Company primarily derives revenue from the sale of content delivery services to customers executing contracts having terms of one year or longer. These contracts generally commit the customer to a minimum monthly level of usage on a calendar month basis and provide the rate at which the customer must pay for actual usage above the monthly minimum. For these services, the Company recognizes the monthly minimum as revenue each month provided that an enforceable contract has been signed by both parties, the service has been delivered to the customer, the fee for the service is fixed or determinable and collection is reasonably assured. Should a customer’s usage of the Company’s services exceed the monthly minimum, the Company recognizes revenue for such excess in the period of the usage. The Company typically charges the customer an installation fee when the services are first activated. The installation fees are recorded as deferred revenue and recognized as revenue ratably over the estimated life of the customer arrangement. The Company also derives revenue from services sold as discrete, non-recurring events or based solely on usage. For these services, the Company recognizes revenue after an enforceable contract has been signed by both parties, the fee is fixed or determinable, the event or usage has occurred and collection is reasonably assured.
     The Company periodically enters into multi-element arrangements. When the Company enters into such arrangements, each element is accounted for separately over its respective service period or at the time of delivery, provided that there is objective evidence of fair value for the separate elements. Objective evidence of fair value includes the price charged for the element when sold separately. If the fair value of each element cannot be objectively determined, the total value of the arrangement is recognized ratably over the entire service period to the extent that all services have begun to be provided, and other revenue recognition criteria has been satisfied.
     To date the Company has not licensed, but in the future may license, software under perpetual and term license agreements. In such case, the Company would apply the provisions of Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. As prescribed by this guidance, the Company would apply the residual method of accounting. The residual method requires that the portion of the total arrangement fee attributable to undelivered elements, as indicated by vendor specific objective evidence of fair value, be deferred and subsequently recognized when delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements would be recognized as revenue related to the delivered elements, if all other revenue recognition criteria of SOP 97-2 are met.
     The Company also sells services through a reseller channel. Assuming all other revenue recognition criteria are met, revenue from reseller arrangements is recognized over the term of the contract, based on the reseller’s contracted non-refundable minimum purchase commitments plus amounts sold by the reseller to its customers in excess of the minimum commitments. These excess commitments are recognized as revenue in the period in which the service is provided. The Company records revenue under these agreements on a net or gross basis, depending upon the terms of the arrangement, in accordance with EITF 99-19, Recording Revenue Gross as a Principal Versus Net as an Agent. The Company typically records revenue gross when it has risk of loss, latitude in establishing price, credit risk and is the primary obligor in the arrangement.
     From time to time, the Company enters into contracts to sell services or to license technology to unrelated companies at or about the same time it enters into contracts to purchase products or services from the same companies. If the Company concludes that these contracts were negotiated concurrently, the Company records as revenue only the net cash received from the vendor. For certain non-cash arrangements whereby the Company provides rack space and bandwidth services to several companies in exchange for advertising the Company records barter revenue and expense if the services are objectively measurable. The various types of advertising include radio, website, print and signage. The Company recorded barter revenue and expense of approximately $319,000, $531,000, $670,000, $112,000 (unaudited) and $222,000 (unaudited) for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.
     The Company may from time to time resell licenses or services of third parties. Revenue for these transactions is recorded when the Company has risk of loss related to the amounts purchased from the third party and the Company adds value to the license or service, such as by providing maintenance or support for such license or service. If these conditions are present, the Company recognizes revenue when all other revenue recognition criteria are satisfied.
Cash and Cash Equivalents
     The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less at the date of acquisition to be cash equivalents.
Investments in Marketable Securities
     The Company accounts for its investments in equity securities under FASB’s Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and would be reported in the statements of operations; there have been no such realized losses.
     At December 31, 2006 and March 31, 2007 (unaudited), the Company had only one investment security. The Company’s investment in this publicly traded equity security is classified as available-for-sale. Available-for-sale investments are initially recorded at cost and periodically adjusted to fair value through comprehensive income. The equity investment is included in other assets in the Company’s accompanying consolidated balance sheets and is carried at fair value. The Company periodically reviews its investments for other-than-temporary declines in fair value based on the specific identification method and writes down investments to their fair value when an other-than-temporary decline has occurred.
Accounts Receivable
     Trade accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company records reserves against its accounts receivable balance for service credits and for doubtful accounts. The related charges are included as a component of general and administrative expenses.
     The Company’s reserve for service credits increases as a result of specific service credits that are expected to be issued to customers during the ordinary course of business, as well as for billing disputes. These credits typically relate to customer disputes and billing adjustments and are recorded as a reduction of revenues. Decreases to the reserve are the result of actual credits being issued to customers, causing a corresponding reduction in accounts receivable.
     The allowance for doubtful accounts is based upon a review of customer accounts receivable where the Company no longer believes the customer has the ability to pay outstanding balances. The Company performs ongoing credit evaluations of its customers. If such an evaluation indicates that payment is no longer reasonably assured for services provided, any future services provided to that customer will result in the deferral of revenue until the Company receives consistent payments.
     Estimates are used in determining both of these reserves and are based upon the Company’s review of outstanding balances on a customer specific, account-by-account basis.
     Reserves against accounts receivable consist of the following (in thousands):

		Additions		Deductions
	Balance at	Charged to	Charged	Write-Offs,
	Beginning	Costs and	Against	Net of	Balance at
Year Ended	of Period	Expenses	Revenue	Recoveries	End of Period
December 31, 2004	$18	$229	$83	$69	$261
December 31, 2005	261	135	158	226	328
December 31, 2006	328	618	544	286	1,204
Property and Equipment
     Property and equipment are carried at cost less accumulated depreciation or amortization. Depreciation and amortization are computed using the straight-line and accelerated methods over the assets’ estimated useful lives of the applicable asset.

Network equipment	3 years
Computer equipment	3 years
Furniture and fixtures	3-5 years
Other equipment	3-7 years
     Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the respective lease term. Maintenance and repairs are charged to expense as incurred.
Long-Lived Assets
     The Company reviews its long-lived assets for impairment annually and whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company would recognize an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. The Company treats any write-downs as permanent reductions in the carrying amounts of the assets. The Company believes the carrying amounts of its assets at December 31, 2005 and 2006 and March 31, 2007 (unaudited) are fully realizable and has not recorded any impairment losses.
Deferred Rent and Lease Accounting
     The Company leases office space in various locations. At the inception of each lease, the Company evaluates the property to determine whether the lease will be accounted for as an operating or a capital lease. The term of the lease used for this evaluation includes renewal option periods only in instances where the exercise of the renewal option can be reasonably assured and failure to exercise the option would result in an economic penalty.
     The Company records tenant improvement allowances granted under the lease agreements as leasehold improvements within property and equipment and within deferred rent.
     For leases that contain rent escalation provisions, the Company records the total rent payable during the lease term, as determined above, on a straight-line basis over the term of the lease (including any “rent free” period beginning upon possession of the premises), and records any difference between the actual rent paid and the straight-line rent expense recorded as increases or decreases in deferred rent.
Cost of Revenue
     Cost of revenues consists primarily of fees paid to network providers for bandwidth and for housing servers in third-party network data centers, also known as co-location costs. Cost of revenues also includes network operation employee costs, network storage costs, cost of IT professional services, cost of licenses, depreciation of network equipment used to deliver the Company’s services, amortization of network-related software and costs for the production of live on-line events. The Company enters into contracts for bandwidth with third-party network providers with terms typically ranging from several months to two years. These contracts generally commit the Company to pay minimum monthly fees plus additional fees for bandwidth usage above the contracted level. In some circumstances, Internet service providers (ISPs) make available to the Company rack space for the Company’s servers and access to their bandwidth at discounted or no cost. In exchange, the ISP and its customers benefit by receiving content through a local Limelight server resulting in better content delivery. The Company does not consider these relationships to represent the culmination of an earnings process. Accordingly, the Company does not recognize as revenue the value to the ISPs associated with the use of the Company’s servers nor does the Company recognize as expense the value of the rack space and bandwidth received at no cost.
Research and Development and Software Development Costs
     The Company charges research and development costs, other than certain software development costs, to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility and prior to the introduction into the Company’s content delivery network are capitalized and amortized to cost of revenue over the estimated useful life of the related software. There were no costs capitalized at December 31, 2005 or 2006 or March 31, 2007 (unaudited), because the costs incurred from technological feasibility to the introduction into the network were immaterial.
Income Taxes
     Deferred income tax is accounted for using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax benefits and consequences attributable to temporary differences between the financial reporting bases of assets and liabilities and their related tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets when it is more likely than not that the related benefits will not be realized.
Net Income (Loss) Per Share
     The Company follows EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, which established standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF Issue No. 03-6 requires earnings available to common stockholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. Basic net income (loss) per share is then calculated by dividing income allocable to common stockholders (including the reduction for any undeclared, preferred stock dividends assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, net of shares subject to repurchase by the Company, during the period. EITF Issue No. 03-6 does not require the presentation of basic and diluted net income (loss) per share for securities other than common stock; therefore, the following net income (loss) per share amounts only pertain to the Company’s common stock. The Company calculates diluted net income (loss) per share under the if-converted method unless the conversion of the preferred stock is anti-dilutive to basic net income (loss) per share. To the extent preferred stock is anti-dilutive, the Company calculates diluted net income (loss) per share under the two-class method. Potential common shares include restricted common stock and incremental shares of common stock issuable upon the exercise of stock options and warrants using the treasury stock method.

				Three Months Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(In thousands, except per share data)

Historical net income (loss) per share	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Numerator:
Net income (loss)	$516	$397	$(3,377)	$1,270	$(3,905)
Less: Income allocable to preferred stockholders	(165)	(157)	—	(232)	—

Net income (loss) allocable to common stockholders	$351	$240	$(3,377)	$1,038	$(3,905)

Denominator:
Weighted average common shares	34,687	34,737	25,975	35,188	21,945
Less: Weighted-average unvested common shares subject to repurchase	—	—	(378)	—	—

Denominator for basic net income (loss) per share	34,687	34,737	25,597	35,188	21,945
Dilutive effect of stock options and shares subject to repurchase	650	805	—	2,848	—

Dilutive effect of outstanding stock warrants	3,083	4,984	—	4,915	—

Denominator for diluted net income (loss) per share	38,420	40,526	25,597	42,951	21,945

Basic net income (loss) per share	$0.01	$0.01	$(0.13)	$0.03	$(0.18)

Diluted net income (loss) per share	$0.01	$0.01	$(0.13)	$0.02	$(0.18)

     The following outstanding options, common stock subject to repurchase and common stock warrants were excluded from the computation of diluted net income (loss) per common share for the periods presented because including them would have had an antidilutive effect:

				Three Months Ended
				March 31,
	2004	2005	2006	2006	2007
				(unaudited)
			(In thousands)

Options to purchase common stock and stock subject to repurchase	65	3,368	5,603	1,330	6,077
Stock warrants (as converted basis)	—	15	—	—	—
Employee Stock Option Plan
     Prior to January 1, 2006, the Company accounted for employee stock options pursuant to SFAS, No. 123, Accounting for Stock-Based Compensation , and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Under this method, compensation expense was recorded for stock options granted prior to December 31, 2005 based upon the minimum value method.
     Unamortized deferred stock-based compensation totaled $91,000 at December 31, 2005, for all option grants made through December 31, 2005, which is expected to be recognized over a weighted average period of 2.6 years.
     As of January 1, 2006, the Company adopted SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. The Company was required to adopt SFAS No. 123R under the prospective method, in which nonpublic entities that previously applied SFAS No. 123 using the minimum-value method, whether for financial statement recognition or pro forma disclosure purposes, would continue to account for unvested stock options outstanding at the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to the adoption of SFAS No. 123R. That is, since the Company has been accounting for stock options using the minimum-value method under SFAS No. 123, it will continue to apply SFAS No. 123 in future periods to stock options outstanding at January 1, 2006. SFAS No. 123R requires measurement of all employee share-based compensation awards using a fair-value method. The grant date fair value was determined using the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires the Company to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. The Company has estimated the volatility rates used as inputs to the model based on an analysis of similar public companies for which it has data. The selection of representative companies as well as in evaluating the available historical volatility data for these companies requires considerable judgment by the Company.
     SFAS No. 123R requires the Company to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Quarterly changes in the estimated forfeiture rate may have a significant effect on share-based compensation, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the consolidated financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the consolidated financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.
     The Company’s options and restricted stock vest based on service and expense is recognized using the straight-line attribution method. The Company had approximately $30.7 million and $30.4 million (unaudited) of total unrecognized compensation costs at December 31, 2006 and March 31, 2007, respectively that are expected to be recognized over a weighted-average period of 3.40 years and 2.93 years (unaudited), respectively.
Fair Value of Financial Instruments
     The carrying amounts of cash and cash equivalents approximate fair value due to the short maturity of those instruments. The respective fair values of investments are determined based on quoted market prices, which approximate fair values. The carrying amounts of accounts receivable, accounts payable and accrued liabilities reported in the consolidated balance sheets approximate their respective fair values because of the immediate or short-term maturity of these financial instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the Company’s long-term debt also approximates fair value.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas for which management uses estimates include revenue recognition, accounts receivable reserves, income and other taxes, share-based compensation and other contingent liabilities.
Recently Issued Accounting Pronouncements
     In June 2006, the FASB issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes , which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions FIN 48 on January 1, 2007.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on the consolidated financial statements. Because SFAS No. 157 does not require any new fair value measurements or remeasurements of previously computed fair values, the Company does not believe the adoption of this Statement will have a material effect on its results of operations or financial condition.
     On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under this Statement, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133 hedge accounting are not met. SFAS No. 159 is effective for years beginning after November 15, 2007.
     Early adoption within 120 days of the beginning of the 2007 fiscal year is permissible, provided interim financial statement for 2007 have not been issued and have adopted SFAS No. 157. The Company is currently evaluating the potential impact of adopting this Statement.
3. Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets include:

	December 31,		March 31,
	2005	2006	2007
			(Unaudited)
		(In thousands)
Non-income taxes receivable	$230	$1,087	$1,540
Prepaid royalties and licenses	392	974	479
Capitalized offering costs	—	120	1,786
Other	318	830	1,015

	$940	$3,011	$4,820

4. Property and Equipment
     Property and equipment include:

	December 31,		March 31,
	2005	2006	2007
			(Unaudited)
		(In thousands)
Network equipment	$15,444	$54,764	$59,799
Computer equipment	426	951	1,045
Furniture and fixtures	72	136	160
Leasehold improvements	173	526	909
Other equipment	27	105	144

	16,142	56,482	62,057
Less: accumulated depreciation	(4,156)	(14,698)	(19,522)

	$11,986	$41,784	$42,535

     Depreciation and amortization expense was approximately $844,000, $2,951,000, $10,542,000, $1,502,000 (unaudited) and $4,824,000 (unaudited) for the years ended December 31, 2004, 2005, 2006 and the three months ended March 31, 2006 and 2007, respectively.
5. Other Current Liabilities
     Other current liabilities include:

	December 31,		March 31,
	2005	2006	2007
			(Unaudited)
		(In thousands)
Non-income taxes payable	$759	$3,549	$3,729
Accrued compensation and benefits	379	675	701
Income taxes payable	386	—	—
Proceeds from early exercise of stock options	—	610	357
Accrued cost of sales	—	845	1,222
Other accrued expenses	275	832	818

	$1,799	$6,511	$6,827

6. Notes Payable and Credit Facilities
     Credit facilities include:

	December 31,		March 31,
	2005	2006	2007
			(Unaudited)
		(In thousands)
		(Restated)	(Restated)
Equipment Facility	$6,027	$23,818	$23,818
Working Capital Facility	—	—	—
Line of Credit	4,600	—	1,500

	10,627	23,818	25,318
Less: current portion	(1,950)	(2,938)	(4,261)
Less: discount	(71)	(424)	(383)

	$8,606	$20,456	$20,674

     Maturities of notes payable are as follows (in thousands):

	December 31,	March 31,
	2006	2007
		(Unaudited)
2007(1)	$2,938	$2,938
2008	5,293	6,793
2009	5,293	5,293
2010	5,293	5,293
2011	5,001	5,001

	$23,818	$25,318

(1)	The December 31, 2006 column reflects 2007 notes payable maturities for the full year 2007. The March 31, 2007 column reflects notes payable maturities for the period April 1, 2007 to December 31, 2007 and then calendar years thereafter.
     Interest expense on notes payable was approximately $175,000, $635,000, $1,494,000, $377,000 (unaudited) and $478,000 (unaudited) for 2004, 2005, 2006 and the three months ended March 31, 2006 and 2007, respectively.
Credit Facilities
     In April 2005, the Company obtained a $2,750,000 Equipment Facility from a bank. In July 2005, the agreement was amended to increase the initial Equipment Facility to $4,750,000. In October 2005, the Equipment Facility was amended to include an additional Equipment Facility of $2,500,000.
     On November 26, 2006, the Company amended the Equipment Facility to increase the borrowing capacity to $25,000,000. Also on November 26, 2006, the Company added a $5 million unsecured revolving credit facility with the bank for working capital (“the working capital facility”). Advances under the Equipment Facility bear interest at a variable rate ranging between prime plus 0.25% to 1.5% or LIBOR plus 2.25% up to 3.25% and have a term of 60 months. The working capital facility bears interest at a variable rate determined by using either the prime rate plus a margin or the LIBOR rate plus a margin. The prime rate and LIBOR rate margins range from 0% to 1.5% and 2.0% to 3.25%, respectively.
     At December 31, 2005 and 2006, the Company had an aggregate outstanding balance under the Equipment Facility agreements of $6,027,000 and $23,818,000, respectively. Interest rates on outstanding draws on the Equipment Facilities ranged from 7.57% and 7.60% at December 31, 2006. No amounts were outstanding under the working capital facility at December 31, 2006 and March 31, 2007 (unaudited).
     In connection with the Credit Facilities, the Company granted warrants to purchase common stock to the bank that holds the Equipment Facility. On August 31, 2005, the Company granted a warrant to purchase 93,750 common shares at an exercise price of $0.27 per share with a term of seven years. The warrants were determined to have a fair value at date of grant of $4,750. On October 20, 2005, in conjunction with an additional extension of credit the Company issued additional warrants to purchase 257,813 shares of common stock for an exercise price of $0.27 per share with a term of seven years. The warrants were determined to have a fair value at date of grant of approximately $13,000. On February 24, 2006, the Company issued additional warrants to purchase 257,813 shares of common stock for an exercise price of $0.27 per share with a term of seven years. The warrants were determined to have a fair value at date of grant of approximately $287,000. The aggregate warrants to purchase 609,376 common shares were exercised by the holder in November 2006 and no warrants are currently outstanding. The fair value amounts computed were included as an increase to additional paid in capital with the related debt discount being amortized to interest expense over the term of the debt. At December 31, 2006 and March 31, 2007 (unaudited), there was remaining unamortized debt discount of $207,000 and $203,000 (unaudited), respectively.
     The equipment loans are collateralized by all equipment, accounts receivable and intangible property of the Company.
Line of Credit
     In August 2005, the Company obtained a line of credit with an investment fund that was subsequently amended in October 2005. The amended agreement had a credit limit of $6,500,000 or up to 65% of recurring revenues as measured monthly over a rolling 3-month period (the Extended Borrowing Base). All loans under the Extended Borrowing Base are subject to the interest rate of 5.50% over the prime rate. At December 31, 2005, the Company had a balance of $4,600,000 outstanding. In February 2007, the agreement was amended to increase the credit line to $7,500,000. There were no balances outstanding on the arrangement at December 31, 2006, and $1,500,000 at March 31, 2007 (unaudited).
     In conjunction with this agreement, the Company issued warrants to purchase shares of common stock to the investment fund. On August 31, 2005, the Company issued warrants to purchase 656,250 shares of common stock for an exercise price of $0.27 per share, term of 7 years and a determined fair value at date of grant of approximately $33,000. On October 28, 2005, warrants to purchase 468,750 common shares were issued with an exercise price of $0.27 per share, term of 7 years and determined fair value at date of grant of approximately $24,000. On February 24, 2006, warrants to purchase 187,500 shares of common stock were issued with an exercise price of $0.27 per share, a term of 7 years and determined fair value at date of grant of approximately $209,000. The aggregate warrants to purchase 1,312,500 common shares were exercised by the holder in November 2006 and no warrants are currently outstanding. The fair value amounts computed were included as an increase to additional paid in capital with the related debt discount amortized to interest expense over the term of the debt. At December 31, 2006 and March 31, 2007, there was remaining unamortized debt discount of $217,000 and $180,000 (unaudited), respectively.
Bridge Loan
     During March 2005, the Company obtained a short-term loan of $500,000 which was repaid in April 2005. In consideration for obtaining the short-term loan, the Company issued warrants to purchase 131,250 warrants with an exercise price of $0.27 per share and a determined fair value of $6,650 and the amount was recorded as interest expense during the period the loan was outstanding. The warrant was exercised during December 2005.
Line of Credit
     In addition to its $5,000,000 working Capital Facility and its $3,500,000 line of credit the Company has a $5,000,000 Line of Credit with a bank that bears an interest rate of prime plus 0.75% with maturity of October 31, 2009. The borrowing base on the Line of Credit is computed as 80% of eligible accounts receivable and contains a letter of credit sub-limit of $500,000. At December 31, 2005 and 2006 and March 31, 2007 (unaudited) the outstanding balance on the line of credit was $1,000,000, $0 and $0, respectively.
     The Line of Credit is collateralized by all equipment, accounts receivable and intangible property of the Company.
     The Company is subject to various debt covenants and was in compliance with covenants at December 31, 2006 and March 31, 2007.
7. Warrants
     The Company has issued warrants to purchase common stock related to employee compensation and in connection with various debt arrangements. Prior to 2004, the Company granted a total of 3,838,050 warrants in exchange for services. The following is a summary of activity related to warrants granted:

	Number of Warrants	Exercise Price Range
	(in thousands)
Outstanding at December 31, 2003	3,838	$0.05 - $0.15
Issued	873	$0.14 - $0.60
Exercised	—	—

Outstanding at December 31, 2004	4,711	$0.05 - $0.60
Issued	1,608	$0.27
Exercised	(132)	$0.27

Outstanding at December 31, 2005	6,187	$0.05 - $0.60
Issued	446	$0.27
Exercised	(5,861)	$0.05 - $0.60
Expired	(674)	$0.05

Outstanding at December 31, 2006	98	$0.15
Exercised (unaudited)	(98)	$0.15

Outstanding at March 31, 2007 (unaudited)	—	—

     At December 31, 2006, a warrant to purchase 98,085 common shares at a price of $0.15 per share is the only warrant remaining outstanding. In March 2007 (unaudited), the warrant was exercised in full.
8. Stockholders’ Equity
Common Stock
     The Board of Directors has authorized 120,150,000 shares of $0.001 par value Common Stock. The Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of shares to effect the conversion of the Series A Convertible Preferred Stock outstanding. A total of 44,940,255 shares were reserved for conversion of Preferred Stock at December 31, 2006 and March 31, 2007. In addition, 98,085 shares and no shares (unaudited) were reserved for outstanding warrants and 5,563,500 shares and 6,159,627 shares (unaudited) were reserved for the incentive compensation plan at December 31, 2006 and March 31, 2007, respectively.
Series A Convertible Preferred Stock
     In September 2003, the Company’s Board of Directors adopted a resolution designating 7,500,000 shares as Series A Convertible Preferred Stock (Series A Preferred), and authorized the issuance of 3,460,500 shares of $0.001 par value preferred stock. An additional 3,460,500 shares were authorized and issued in January 2004. Proceeds from each issuance were $500,000
     At the time of issuance, the holders of record of the Series A Preferred were entitled to receive, out of funds legally available, dividends at the annual rate of 10% of the Series A Preferred price per share, if declared by the Company’s Board of Directors. In connection with the conversion of certain Series A Preferred Shares, Series A Preferred stockholders waived their right to receive dividends if and when declared. No dividends had been declared by the Company through date of waiver.
     In the event of a liquidation of the Company, the holders of the Series A Preferred Stock would be entitled to receive on a pro-rata basis for each share held, in preference to the holders of the Common Stock, $0.1445 (the issue price) plus any accrued and unpaid dividends, and a premium equal to 10% of the issue price per annum, compounded annually. In connection with the issuance of the Series B Convertible Preferred Shares in 2006, the Company amended the articles of incorporation whereby all Series Preferred Shares are covered under the set of terms and conditions as it relates to liquidation, conversion, redemption and voting rights as described herein. As a part of this transaction, 1,850,700 shares of Series A Convertible Preferred shares were converted into common stock.
Series B Convertible Preferred Stock
     In May 2006, the Company’s Board of Directors adopted a resolution to increase the number of Preferred Shares from 7,500,000 to 49,971,000 and authorized the issuance up to 43,050,000 shares of Series B Preferred Stock (Series B Preferred). The Company subsequently issued 39,869,955 shares of Series B Preferred for aggregate proceeds of $130,000,000.
Preferred Stockholder Rights
     Liquidation Preferences — The holders of the Convertible Preferred Stock would be entitled to receive on a pro-rata basis for each share held, in preference to the holders of the Common Stock up to an amount equal to, for the Series A, the amount of shares outstanding times $0.1445 plus any declared and unpaid dividends; and for the Series B, the amount of shares outstanding times $6.5212 plus any declared but unpaid dividends. At December 31, 2006 and March 31, 2007 (unaudited), the total liquidation preference is $260,733,000.
     Conversion to Common Stock — The holders of Convertible Preferred Stock, at their option, can convert their shares into common shares on a one for one basis for each share converted. Each share of Convertible Preferred Stock shall automatically convert to Common Stock upon the effective registration statement on Form S-1 at an initial offering price of at least $9.751 and net proceeds of at least $40 million.

     Voting and Other Rights — Each share of Convertible Preferred Stock will have one vote for each share of outstanding stock. In addition, the Convertible Preferred Stockholders will have the right to appoint four members to the Company’s seven member board of directors. The Convertible Preferred directors have approval rights over such things as sales of securities, hiring of executives, granting of security interest or transfer or pledge or encumber any assets of the Company, make acquisitions or change the capital structure of the Company. Such approved rights are determined based upon a simple majority of the total preferred shares.
     These rights will terminate after the earlier of (i) five years following the consummation of a registration of the Company’s stock with the Securities and Exchange Commission, (ii) with respect to any particular holder with registration rights, at such time as all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any 90-day period, (iii) at such time as the Company consummates a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the certificate of incorporation, or (iv) at such time when the Company and the parties to such agreement holding at least a majority of the registrable securities pursuant to such agreement agree in writing to terminate the agreement.
     Concurrent with the sale of the Series B Preferred, the Board of Directors authorized the repurchase of up to an aggregate of 31,500,000 shares of common stock at a price of $3.26 per share including common shares issued upon conversion of certain Series A Preferred shares and from exercises of stock options and warrants. A total of 31,320,000 shares were repurchased for $102,100,000.
     The tender offer required a contribution of 10% of total amount paid to selling stockholders be deposited in an escrow account to be available to the Company for 18 months to fund any liabilities that were not estimable at the repurchase date, such as the patent litigation, and any liabilities associated with breaches in the representations and warranties made by the selling stockholders. At December 31, 2006 and March 31, 2007 (unaudited), the Company had drawn an aggregate of $729,000 and $1,027,000, respectively against the escrow. The Company intends to make additional claims against the escrow funds but is not assured of prevailing and receiving the requested funds.
     Reimbursements from the escrow account are recorded as an increase to Additional Paid-in Capital of the Company.
     In connection with the sale of Series B Preferred, the Board of Directors adopted the 2006 Sales Participation Plan. The plan calls for an allocation of the net consideration from a liquidity transaction, excluding an initial public offering, to unit holders in an amount of 20% of the proceeds in excess of $125,000,000 up to a maximum of $31.25 million. The purpose of the program is to provide a means by which the Company’s employees and consultants may be given a bonus in the event of certain corporate transactions to provide a retention incentive to employees. The Plan will terminate upon the effectiveness of an initial public offering or the conversion of all Series B Convertible Preferred Stock to common stock. There have been no such bonus amounts to date.
Incentive Compensation Plan
     The Company maintains an Incentive Compensation Plan (the Plan) to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants by enabling such persons to acquire or increase a propriety interest in the Company. The Plan is intended to be a qualified plan under the Internal Revenue Code.
     The Plan allows the Company to award stock option grants and restricted stock to employees, directors and consultants of the Company. Through December 31, 2006 and March 31, 2007 (unaudited) the Company has only granted awards to employees and directors. The exercise price of incentive stock options granted under the Plan may not be granted at less than 100% of the fair market value of the Company’s common stock on the date of the grant. Stock options and restricted stock are generally subjected to 4 year vesting with the first 25% of the grant vesting on the first anniversary date of the grant, with the remainder vesting monthly thereafter.
     In connection with the preparation of the financial statements necessary for a planned registration of shares with the Securities and Exchange Commission and based on the preliminary valuation information presented by the underwriters selected for the planned offering, the Company reassessed the estimated accounting fair value of common stock in light of the potential completion of this offering. The valuation methodology that most significantly impacted the reassessment of fair value was the market-based assessment of the valuation of existing comparable public companies. The methodology also de-emphasized the $260 million liquidation preference available to preferred stockholders in the event of a sale of the Company. In determining the reassessed fair value of the common stock during 2006, the Company determined it appropriate to reassess the estimate of accounting fair value for periods prior to December 31, 2006 based on operational achievements in executing against the operating plan and market trends. Because of the impact the achievement of unique milestones had on the valuation during the various points in time before the reassessment, certain additional adjustments for factors unique to the Company were considered in the reassessed values determined for the 12 months ended December 31, 2006, which impacted valuations throughout the twelve month period ended December 31, 2006. This included:

2006 —	In July a controlling interest is sold to an investor group led by Goldman, Sachs & Co. through the issuance of shares of Series B Preferred Stock, at a price of $3.26 per share, for total aggregate consideration of $130 million. As part of the transaction, the Company repurchased 31,320,000 shares of common stock for an aggregate net consideration of $102.1 million.

2006 —	In the Fall of 2006, the Company experienced significant increased revenue as a result of new customer acquisitions and committed increases in network usage from existing customers.

2006 —	In the fourth quarter the Company appoints both a Chief Executive Officer and a Chief Financial Officer with past public company roles in a similar capacity.

2006 —	Revenue growth exceeds 200%, to $65.2 million (restated) compared to revenue in 2005 of $21.3 million.
     Based upon the reassessment, the Company determined the SFAS No. 123R accounting fair value of the options granted to employees from February 1, 2006 to December 31, 2006 was greater than the initially determined amounts based upon using a higher fair value input for common stock in the valuation model for certain of those options.
     Based upon the reassessment discussed above, the Company determined the reassessed accounting fair value of the options to purchase 8,078,313 shares of common stock granted to employees during the period from February 1, 2006 to December 31, 2006 ranged from $1.21 to $6.25 per share.
     Stock-based compensation expense for the year ended December 31, 2006 includes the difference between the reassessed accounting fair value per share of the common stock on the date of grant and the exercise price per share and is amortized over the vesting period of the underlying options using the straight-line method. There are significant judgments and estimates inherent in the determination of the reassessed accounting fair values. For this and other reasons, the reassessed accounting fair value used to compute the stock-based compensation expense may not be reflective of the fair market value that would result from the application of other valuation methods, including accepted valuation methods for tax purposes.
     Data pertaining to stock option activity under the Plan is as follows:

		Weighted
		Average
	Number	Exercise
	Shares	Price
	(In thousands)
Balance at December 31, 2003	3,039	$0.14
Granted	266	0.21

Balance at December 31, 2004	3,305	0.15
Granted	3,653	0.27
Exercised	(295)	0.15
Cancelled	(472)	0.25

Balance at December 31, 2005	6,191	0.21
Granted	8,078	2.19
Exercised	(8,481)	0.23
Cancelled	(137)	0.43

Balance at December 31, 2006	5,651	2.98
Granted (unaudited)	745	2.90
Exercised (unaudited)	(63)	0.26
Cancelled (unaudited)	(173)	0.67

Balance at March 31, 2007 (unaudited)	6,160	$2.94

     The following table summarizes the information about stock options outstanding and exercisable at December 31, 2006:

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average	Number of	Average
		Contractual	Exercise	Shares	Exercise
Exercise Price	Number	Live (Years)	Price	Exercisable	Price
	(In thousands)			(In thousands)
$0.14	344	6.24	$0.14	339	$0.14
$0.27	3,252	8.99	0.27	459	0.27
$0.85	450	9.76	0.85	—	—
$6.53 — $6.67	855	9.92	6.63	—	—
$13.20	750	9.92	13.20	—	—

	5,651			798

     The following table summarizes the information about stock options outstanding and exercisable at March 31, 2007 (unaudited):

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average	Number of	Average
		Contractual	Exercise	Shares	Exercise
Exercise Price	Number	Live (Years)	Price	Exercisable	Price
	(In thousands)			(In thousands)
$0.14	342	5.95	$0.14	342	$0.21
$0.27	3,069	8.72	0.27	875	0.40
$0.85	510	9.53	0.85	—	—
$2.09	634	9.84	2.09	—	—
$6.53 — $6.67	855	9.64	6.55	—	—
$13.20	750	9.64	13.20	—	—

	6,160			1,217

     The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 and the three months ended March 31, 2007 on a per-share basis was approximately $3.43 (restated) and $6.13 (unaudited). The total intrinsic value of the options exercised during the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 was $0, $77,000, $41,761,000, $309,000 (unaudited) and $450,000 (unaudited), respectively. The aggregate intrinsic value of options outstanding at December 31, 2006 and March 31, 2007 is $18,236,000 and $29,243,000, (unaudited) respectively.
     Beginning on January 1, 2006, and upon the adoption for SFAS No. 123R, the fair value of each new option awarded is estimated on the grant date using the Black-Scholes-Merton model using the assumptions noted in the following table:

	Year Ended	Three Months Ended
	December 31,	March 31,
	2006	2007
	(Restated)
		(unaudited)
Expected volatility	84.47%	84.47%
Expected term, years	5.79	6.08
Risk-free interest	4.71%	4.72%
Expected dividends	0.00%	0.00%
     The Company recognizes expense using the straight-line attribution method. Unrecognized share-based compensation related to stock options totaled $20,620,000 (restated) and $20,952,000 (restated) (unaudited) at December 31, 2006 and March 31, 2007, respectively. The Company expects to amortize unvested stock compensation related to stock options over a weighted average period of 3.00 years (restated) and 2.94 years (restated) (unaudited), as at December 31, 2006 and March 31, 2007, respectively.
     The Company’s expected volatility is derived from historical volatilities of several unrelated companies within the Internet services and network industry. Each company’s historical volatility is weighted based on certain qualitative factors and combined to produce a single volatility factor used by the Company. The risk-free interest factor is based on the U.S. Treasury yield curve in effect at the time of the grant for zero coupon U.S. Treasury notes with maturities of approximately equal to each grant’s expected term. The expected term is calculated using the “short-cut” method provided in the Securities Exchange Commission’s Staff Accounting Bulletin No. 107, which takes into consideration the grant’s contractual life and the vesting periods. The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of the adjustment. During the year ended December 31, 2006 and the three months ended March 31, 2007, the Company recorded share-based compensation related to stock options under the fair value requirements of SFAS No. 123R of approximately $7.2 million (restated) and $4.2 million (restated) (unaudited), respectively.
     The Company has also granted restricted stock awards to certain employees. Restricted stock awards are valued at the deemed fair value of the Company’s common stock on the date of grant and the total value of the award is expensed ratably over the service period of the award. In 2006, the Company granted 1,845,000 shares of restricted stock with a deemed fair value of $12,166,000. There were no grants of restricted stock in the three months ended March 31, 2007 (unaudited).
     No restricted stock was granted during 2004 or 2005. Share-based payment compensation related to all restricted stock awards in 2006 and the three months ended March 31, 2007 was approximately $2,055,000 (restated), and $911,000 (restated) (unaudited). There was no share-based payment compensation related to restricted stock awards in the three months ended March 31, 2006 (unaudited). At December 31, 2006, and March 31, 2007 pursuant to SFAS No. 123R, there was $10,111,000 (restated)and $9,520,000 (restated) (unaudited) of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the restricted stock plan. That cost is expected to be recognized over a weighted-average period of 3.17 years (restated) and 2.92 years (restated) (unaudited), as of December 31, 2006 and March 31, 2007.
     The Company’s stock option plan contains an “early exercise” provision. Upon early exercise of the option, the exercising holder receives restricted common stock. The restricted stock shares vest over the same period as the original stock option award. If the restricted stock does not vest because the required service period is unmet, the Company has the option to reacquire the restricted common stock for the lesser of the amount paid to acquire it or the fair value of the common stock at the call date. During 2006, the Company received $864,000 in cash resulting from the early exercise of options to purchase 3,240,944 shares of restricted common stock. Because the unvested portion of this common stock is subject to repurchase by the Company, such amount ($610,000 and $320,000, (unaudited) as of December 31, 2006 and March 31, 2007, respectively) has been recorded in other liabilities in the accompanying consolidated balance sheet.
9. Related Party Transactions
     In July 2006, an aggregate of 39,869,960 shares of Series B Preferred was issued at a purchase price of $3.26 per share to certain accredited investors in a private placement transaction. As a result of this transaction, entities affiliated with Goldman, Sachs & Co., one of the lead underwriters of the proposed offering discussed in Note 16, became holders of more than 10% of the Company’s common stock.
     At December 31, 2005, notes payable aggregating approximately $195,000 were due to related parties. The notes were paid in 2006. Accrued interest on related party notes was $76,000 at December 31, 2005, and is included in other current liabilities in the accompanying consolidated financial statements.
     During 2004, the Company borrowed $925,000 from a related party and renegotiated certain debt with the related party of $375,000. Outstanding balances under these related party notes aggregated approximately $1,098,000 at December 31, 2004, and included interest at 14% per annum. These notes were repaid in full in 2005 from proceeds of bank financing.
     In February and March, 2005, the Company entered into two one-year financing leases with a related party to acquire equipment. Funds provided to the Company under these agreements totaled approximately $1,240,000, with equipment collateralizing the agreements. Payments under the two leases aggregated approximately $114,000 per month, with effective interest rates of 21.4%. These capital financing leases were repaid in full in 2005 from proceeds of bank financing.
     The Company leases office space from a company owned by two of the Company’s executives. Rent expense for the lease, including reimbursement for telecommunication lines, was approximately $80,000, $26,000, $20,000, $9,000 (unaudited) and $3,000 (unaudited) for 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.
     The Company sells services to several entities owned, in whole or in part, by several Company executives. Revenue received from these customers was approximately $167,000, $234,000, $275,000, $59,000 (unaudited) and $95,000 (unaudited) during 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.
     The Company purchases hardware and equipment from companies owned by related parties who are officers of the Company. Hardware and equipment purchased from the entities during 2004, 2005 and 2006 and the three months ended March 31, 2006 was approximately $2,065,000, $7,400,000, $29,900,000 and $4,972,000 (unaudited), respectively. As of December 31, 2006, management has been informed by the related parties that there is no longer an ownership interest in the entities.
     The Company paid fees aggregating $154,000 to related parties during 2004 for providing collateral and guarantees related to certain debt and leases.

10. Leases and Commitments
Operating Leases
     The Company is committed to various noncancelable operating leases for office space which expire through 2011. Certain leases contain provisions for renewal options and rent escalations upon expiration of the initial lease terms. Approximate future minimum lease payments over the remaining lease periods are as follows:

		March 31,
Year	2006	2007
	(In thousands)
2007(1)	$524	$396
2008	469	469
2009	478	478
2010	439	439
2011	68	68

Total minimum payments	$1,978	$1,850

(1)	The December 31, 2006 column reflects 2007 future minimum lease payments anticipated for the full year 2007. The March 31, 2007 column reflects the 2007 future minimum lease payments anticipated for the period April 1, 2007 to December 31, 2007.
Purchase Commitments
     The Company has long-term commitments for bandwidth usage and co-location with various networks and ISPs. The following summarizes minimum commitments for the next five years:

		March 31,
Year	2006	2007
	(In thousands)
2007(1)	$12,849	$11,185
2008	5,345	6,390
2009	1,483	1,976
2010	183	322
2011	153	157

(1)	The December 31, 2006 column reflects 2007 future minimum purchase commitments anticipated for the full year ending December 31, 2007. The March 31, 2007 column reflects the 2007 future minimum purchase commitments anticipated for the period April 1, 2007 to December 31, 2007 and then calendar years thereafter.
     Rent and operating expense relating to these operating lease agreements and bandwidth and co-location agreements was approximately $4,064,000, $8,319,000, $21,505,000, $3,371,000 (unaudited) and $8,270,000 (unaudited) for the years ended December 31, 2004, 2005 and 2006 and the three-months ended March 31, 2006 and 2007, respectively.
Capital Leases
     The Company leases certain equipment under capital lease agreements which expire in 2007 through 2009.
     The equipment acquired under these various financing leases is capitalized using effective interest rates at the inception of the leases. The cost and accumulated depreciation of the equipment capitalized under these leases is approximately $671,000 and $217,000, respectively, at December 31, 2005, approximately $726,000 and $541,000, respectively, at December 31, 2006 and approximately $212,000 (unaudited) and $166,000 (unaudited) at March 31, 2007.
     The following is a schedule of the remaining future minimum lease payments under these leases, together with the present value of the net minimum lease payments:

	December 31,	March 31,
Year	2006	2007
		(unaudited)
	(In thousands)
2007(1)	$272	$115
2008	5	—

	277	115
Less: amount representing interest	(27)	(24)

Present value of net minimum lease obligations	250	91
Less: current maturities	(245)	(91)

Long-term capital lease obligations	$5	$—

(1)	The December 31, 2006 column reflects 2007 future minimum lease payments anticipated for the full year ending December 31, 2007. The March 31, 2007 column reflects the 2007 future minimum lease payments anticipated for the period April 1, 2007 to December 31, 2007.
     Interest expense related to capital leases was approximately $30,000, $290,000, $66,000, $37,000 (unaudited) and $54,000 (unaudited) for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.
     Certain lease arrangements with maturities through 2009 were paid in full by the Company during 2007 and, accordingly, have been reflected as a current maturity herein. In connection with the early repayment of these leases, the Company paid penalty amounts resulting in additional interest expense.
Litigation
     The Company is involved in litigation with Akamai Technologies, Inc. and the Massachusetts Institute of Technology relating to a claim of patent infringement. The action was filed in June 2006. The trial date for the case has recently been set for February 11, 2008. While the outcome of this claim cannot be predicted with certainty, management does not believe the outcome of this matter will have a material adverse effect on our business. However an unfavorable outcome could seriously impact the Company’s ability to conduct business which, in turn, would have a material adverse impact on the Company’s results of operations and financial position
     In August 2007, the Company, certain of its officers and directors, and the firms that served as the lead underwriters in its initial public offering were named as defendants in a purported class action lawsuit filed in the U. S. District Court for the Southern District of New York. The complaint asserts one cause of action under Section 11 of the Securities Act of 1933, as amended, on behalf of a professed class consisting of all those who were allegedly damaged as a result of acquiring the Company’s common stock between June 8, 2007 and August 8, 2007. The complaint alleges, among other things, that the Company omitted and/or misstated certain facts concerning the seasonality of our business and the degree to which we offer discounted services to our customers. Although the Company believes the individual defendants have meritorious defenses to the claims made in this complaint and intend to contest the lawsuit vigorously, an adverse resolution of the lawsuit may have a material adverse effect on the Company’s financial position and results of operations in the period in which the lawsuit is resolved. The Company is not able at this time to estimate the range of potential loss nor does it believe that a loss is probable. Therefore, there is no provision for these lawsuits in the Company’s financial statements.
11. Concentrations
     During 2004 and 2006 and the three months ended March 31, 2006 and 2007, the Company had one major customer each year for which revenue exceeded 10% of total revenues. The revenues for the years ended December 31, 2004 and 2006, and the three months ended March 31, 2006 and 2007 for these two customers totaled approximately $1,553,000, $13,699,000, $1,988,000 (unaudited) and $2,023,000 (unaudited) respectively. There was no customer from which total revenue exceeded 10% in 2005.
     Revenue from non-U.S. sources aggregated approximately $1,000,000, $5,091,000, $601,000 (unaudited) and $3,094,000 (unaudited) in 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively. The Company had no revenue from non-U.S. sources in 2004.
12. Income Taxes
     Income (loss) before income taxes consists of the following:

				Three Months
				Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(In thousands)
			(Restated)		(Restated)
Income (loss) before income taxes:
United States	$822	$541	$(1,444)	$1,983	$(3,985)
Foreign	—	156	658	116	280

	$822	$697	$(786)	$2,099	$(3,705)

     The components of the provision (benefit) for income taxes are as follows:

				Three Months
				Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(In thousands)
			(Restated)		(Restated)
Current:
Federal	$—	$321	$2,669	$711	$439
State	56	58	199	157	100
Foreign	—	46	194	41	129

Total current	56	425	3,062	909	668
Deferred:
Federal	267	(112)	(404)	(66)	(369)
State	(17)	(13)	(67)	(14)	(99)
Foreign	—	—	—	—	—

Total deferred	250	(125)	(471)	(80)	(468)

Total provision	$306	$300	$2,591	$829	$200

     A reconciliation of the Company’s tax provision (benefit) to the expected tax provision (benefit) is as follows:

				Three Months
				Ended
	Years Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(In thousands)
			(Restated)		(Restated)
Tax expense (benefit) at the federal statutory rate — 35%	$287	$244	$(275)	$735	$(1,297)
Share based compensation	—	—	2,729	—	1,371
State income taxes, net of the federal effect	27	30	88	93	8
Contingency reserve	—	44	100	21	—
Foreign taxes	—	—	(6)	—	(6)
Other	(8)	(18)	(45)	(20)	124

Tax provision	$306	$300	$2,591	$829	$200

     A substantial portion of the Company’s charge to expense for share based compensation is not expected to result in tax deductions to the Company.
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purpose. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,		March 31,
	2005	2006	2007
			(unaudited)
		(In thousands)
		(Restated)	(Restated)
Deferred tax assets:
Accounts receivable reserves	$95	$280	$383
Share-based compensation	68	498	954
Fixed assets	—	53	—
Marketable equity securities	47	75	132
Accrued interest to related party	29	—	—
Other	33	82	62

Total deferred tax assets	272	988	1,531
Deferred tax liabilities:
Fixed assets	(303)	—	(65)
Share-based compensation	—	(520)	(473)

Total deferred tax liabilities	(303)	(520)	(538)

Net deferred tax assets (liabilities)	$(31)	$468	$993

     Netted by jurisdiction and reported as follows for the periods ended:

	December 31,		March 31,
	2005	2006	2007
		(In thousands)	(unaudited)
		(Restated)	(Restated)
Current deferred tax assets	$157	$362	$445
Non-current deferred tax assets	—	106	548
Non-current deferred tax liabilities	(188)	—	—

Net deferred tax assets (liabilities)	$(31)	$468	$993

     The Company evaluates the recoverability of its deferred tax assets and records a valuation allowance when recoverability of its deferred tax assets is not likely. The Company has not provided a valuation allowance at December 31, 2005 and 2006 and March 31, 2007 (unaudited) based on its estimate that it is more likely than not that its deferred tax assets will be realized and the existence of net operating loss carryback availability that was in excess of the deferred tax assets as of the evaluation date.
     The Company will continually evaluate the recoverability of its deferred tax assets at each reporting period. To the extent some or all of the deferred tax assets are not recoverable through carryback, the Company will consider all of the considerations included in SFAS No. 109 for assessing recoverability and provide a valuation allowance and related charge to income tax expense to the extent some portion or all of the deferred tax assets no longer meet the more likely than not criteria.
     The Company conducts business in various foreign countries. During 2006, the Company established corporations in a portion of the foreign countries in which it conducts business. The Company has not provided United States tax for the profits of its foreign corporations as such profits are permanently reinvested outside the United States.
     The Company conducts business in various jurisdictions in the United States and in foreign countries and is subject to examination by tax authorities. As of December 31, 2006 and March 31, 2007 (unaudited), the Company is not under examination. The Company maintains tax reserves to offset potential exposures which may arise upon examination.
13. Advertising and Marketing
     Costs associated with advertising are expensed as incurred. Advertising expenses, which are comprised of Internet, trade show and publications advertising, were approximately $440,000, $721,000, $1,354,000, $174,000 (unaudited) and $506,000 (unaudited) for 2004, 2005, 2006 and the three months ended March 31, 2006 and 2007, respectively.
14. 401(k) Plan
     Effective January 1, 2004, the Company adopted the Limelight Networks 401(k) Plan covering effectively all employees of the Company. The plan is a 401(k) profit sharing plan in which participating employees are fully vested in any contributions they make. Through December 31, 2006, the Company was not obligated to make matching contributions. No matching contributions were made by the Company in 2004, 2005 or 2006.

     Effective January 1, 2007, the Company amended the plan to include a Company match. The Company will match employee deferrals as follows: a dollar-for-dollar match on eligible employee’s deferral that does not exceed 3% of compensation for the year and a 50% match on the next 2% of the employee deferrals. Company employees may elect to reduce their current compensation by up to 15% or the statutory limit. The Company made matching contributions of $133,000 (unaudited) for the three months ended March 31, 2007.
15. Segment Reporting
     The Company operates in one industry segment — content delivery network services. The Company operates in three geographic areas — the United States, Europe and Asia Pacific.
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. Accordingly, the Company reports as a single operating segment.
     Revenue by geography is based on the location of the server which delivered the service. The following table sets forth revenue and long-lived assets by geographic area:

				Three Months Ended March 31,
	2004	2005	2006	2006	2007
			(In thousands)	(unaudited)
			(Restated)		(Restated)
Revenue
Domestic revenue	$11,192	$20,303	$60,152	$10,237	$20,259
International revenue	—	1,000	5,091	601	3,094

Total revenue	$11,192	$21,303	$65,243	$10,838	$23,353

Long-lived Assets
Domestic long-lived assets		$10,343	$39,198		$40,138
International long-lived assets		1,643	2,586		2,397

Total long-lived assets		$11,986	$41,784		$42,535

16. Subsequent Events
     On May 14, 2007, the Company effected a 3-for-2 forward stock split of its outstanding capital stock. All shares and per-share data have been restated to reflect this stock split.
     On June 8, 2007, the Company completed an initial public offering of its common stock in which the Company sold and issued 14,900,000 shares of its common stock and selling stockholders sold 3,500,000 shares of the Company’s common stock, in each case at a price to the public of $15.00 per share. The common shares began trading on the NASDAQ Global Market on June 8, 2007. The Company raised a total of $223.5 million in gross proceeds from the IPO, or approximately $204.5 million in net proceeds after deducting underwriting discounts and commissions of approximately $15.6 million and other offering costs of approximately $3.4 million. On June 14, 2007, approximately, $23.8 million of the net proceeds were used to repay in full the outstanding balance of the Company’s equipment financing facility.
     On August 23, 2007, the Company announced it had entered into a multi-element arrangement to provide consulting services related to the development of a Custom CDN solution, the cross-license of certain technologies, including certain components of the Company’s CDN software and technology, and post-contract customer support (PCS) for both the custom CDN-solution and the software component (the “Multi-Element Arrangement”). The agreement also contains a commitment by the customer to transmit a certain amount of traffic over the Company’s network during a 5 year period from commencement of the agreement or be subject to penalty payments.
     The Company does not have VSOE of fair value to allocate the fee to the separate elements of the Multi-Element Arrangement as it has not sold the intellectual property and software components, nor PCS separately. Accordingly the Company will recognize the revenues related to the professional services, license and PCS ratably over the four-year period over which the PCS has been contracted as provided by paragraph 12 of SOP 97-2. Because delivery of the license and PCS elements of this arrangement did not occur until July 27, 2007, revenue on all services provided to this customer were deferred until such time as delivery occurred and PCS commenced.

     Concurrently, with the signing of the Multi-Element Arrangement, the Company also extended and amended a content delivery contract entered into originally in 2005. The arrangement for transmitting content is not a required element of the new software and node development project commencing under the Multi-Element Arrangement. The Company will continue to receive payments on a usage basis under the content delivery contract. Given that the services are priced at market rates and subject to regular adjustments and are cancelable with 30 days notice, the amount of revenue and pricing is considered variable and contingent until services are delivered. As such, the Company has attributed revenue for the service as one that is contingent and becomes measurable as the services are delivered under the terms of the content delivery contract. Accordingly, the Company will record revenue on a monthly basis in an amount based upon usage. Since the content delivery agreement was amended concurrently with the Multi-Element Arrangement the Company has deferred revenue recognition until commencement of delivery of the last element of the Multi-Element Arrangement which has been determined to be July 27, 2007.
     Beginning in August 2007, the Company, certain of its officers and directors, and the firms that served as the lead underwriters in its initial public offering have been named as defendants in several purported class action lawsuits filed in the U. S. District Courts for the District of Arizona and the Southern District of New York. The complaints assert causes of action under Sections 11, 12 and 15 of the Securities Act of 1933, as amended, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, on behalf of a professed class consisting of all those who were allegedly damaged as a result of acquiring the Company’s common stock between June 8, 2007 and August 8, 2007. The complaints allege, among other things, that the Company omitted and/or misstated certain facts concerning the seasonality of its business and the degree to which it offers discounted services to its customers. Although the Company believes the individual defendants have meritorious defenses to the claims made in these complaints and intends to contest the lawsuits vigorously, an adverse resolution of the lawsuits may have a material adverse effect on the Company’s financial position and results of operations in the period in which the lawsuits are resolved. The Company is not able at this time to estimate the range of potential loss nor does it believe that a loss is probable. Therefore, there is no provision for these lawsuits in the Company’s financial statements.
17. Quarterly Results (Unaudited)
The following table sets forth the unaudited interim consolidated statements of operations for the three month periods ended March 31, June 30, September 30, and December 31, 2006. The results for the three months ended September 30, 2006 and December 31, 2006 have been restated to adjust for the correction of a billing error to a customer, the correction of share-based compensation expense errors, the correction to net income (loss) allocable to common stockholders and a debt discount amortization error as further discussed in Note 1. The impact of the revenue error correction was to increase previously reported revenue by $0.4 million and $0.5 million, for the three months ended September 30, 2006 and December 31, 2006, respectively. The impact of the share-based compensation error corrections was to increase previously reported general and administrative expense by $0.1 million for the three months ended December 31, 2006. The impact of the adjustment for debt discount amortization was to increase previously reported interest expense by $33,000 and $13,000 for the three months ended September 30, 2006 and December 31, 2006, respectively. The impact of the correction of net income (loss) allocable to common stockholders was decrease of $207,000 and $305,000, respectively, for the periods ended March 31, 2006 and June 30, 2006.
The information for each of these periods has been prepared on the same basis as the restated audited consolidated statement of operations for the year ended December 31, 2006 included elsewhere in this report and reflects the adjustments made by period. These unaudited interim consolidated statements of operations have been prepared in accordance with U.S. generally accepted accounting principles and in the opinion of the Company’s management, have been prepared on the same basis as the audited consolidated statements of operations and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s unaudited interim consolidated statements of operations for the three month periods ended March 31, June 30, September 30, and December 31, 2006.

Limelight Networks, Inc.
Unaudited Interim Consolidated Statements of Operations
(In thousands, except per share data)

	For the period ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
	2006	2006	2006	2006
	(Restated)	(Restated)	(Restated)	(Restated)
Revenue	$10,838	$14,841	$17,454	$22,110
Cost of revenue:
Cost of services	3,807	5,231	7,300	9,324
Depreciation — network	1,473	2,035	2,900	3,908

Total cost of revenue	5,280	7,266	10,200	13,232
Gross margin	5,558	7,575	7,254	8,878
Operating expenses:
General and administrative	1,571	2,231	4,616	9,970
Sales and marketing	1,034	1,497	1,860	2,450
Research and development	321	437	1,193	1,200
Depreciation and amortization	28	44	63	91

Total operating expenses	2,954	4,209	7,732	13,711

Operating income (loss)	2,604	3,366	(478)	(4,833)
Other income (expense):
Interest expense	(505)	(519)	(373)	(431)
Interest income	—	—	79	129
Other income (expense)	—	—	70	105

Total other income (expense)	(505)	(519)	(224)	(197)

Income (loss) before income taxes	2,099	2,847	(702)	(5,030)
Income tax expense (benefit)	829	1,125	688	(51)

Net income (loss)	$1,270	$1,722	$(1,390)	$(4,979)

Net income (loss) allocable to common stockholders	$1,038	$1,417	$(1,390)	$(4,979)

     The following table presents the impact of the adjustments for the correction of a billing to a customer and the correction of share-based compensation expense on the previously-reported consolidated statements of operations for the three month periods ended March 31, June 30, September 30, and December 31, 2006 (in thousands):

	For the period ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
	2006	2006	2006	2006
	Increase	Increase	Increase	Increase
	(Decrease)	(Decrease)	(Decrease)	(Decrease)
Revenue	$—	$—	$397	$503
Gross margin	—	—	397	503
General and administrative	—	—	—	114
Total operating expenses	—	—	—	114
Operating (loss) income	—	—	(397)	(389)
Interest expense	—	—	33	13
Total other (expense) income	—	—	33	13
Income (loss) before income taxes	—	—	(364)	(376)
Income tax expense (benefit)	—	—	144	(260)
Net income (loss)	—	—	(220)	(116)
Net income (loss) allocable to common stockholders	34	55	(207)	(305)